Exhibit 1.7

CHIMERA INVESTMENT CORPORATION

Shares of Common Stock

(par value $0.01 per share)

AMENDMENT NO. 1 TO

DISTRIBUTION AGENCY AGREEMENT

February 17, 2023

RBC Capital Markets, LLC

c/o RBC Capital Markets, LLC

200 Vesey Street, 8th Floor

New York, New York 10281

Ladies and Gentlemen:

Reference is made to the Distribution Agency Agreement, dated as of February 18, 2022 (the “Agreement”), by and among Chimera Investment Corporation, a Maryland corporation (the “Company”) and RBC Capital Markets, LLC (the “Sales Agent” and together with the Company, the “Parties”) pursuant to which the Company may issue and sell from time to time through the Sales Agent, as sales agent and/or principal, shares of its common stock, par value $0.01 per share (the “Common Stock”), on the terms set forth in the Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

In connection with the foregoing, the Parties wish to amend the Agreement through this Amendment No. 1 to the Distribution Agency Agreement (this “Amendment”) to modify the definition of certain defined terms set forth in the Agreement and used therein and to make certain other changes to the Agreement with effect on and after the date hereof (the “Effective Date”).

SECTION 1 Amendments to the Agreement. The Parties agree, from and after the Effective Date, that:

a. The first sentence of the second paragraph of the Preamble of the Agreement will be deleted and replaced with: “The Company has or will have separate distribution agency agreements (the “Alternative Agreements”), with JMP Securities LLC, Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and UBS Securities LLC (each, an “Alternative Agent,” and together with the Sales Agent, the “Agents”), to issue and sell from time to time through each Alternative Agent, as sales agent and/or principal, shares of the Company’s Common Stock (the “Shares”) on the terms set forth in the Alternative Agreements.”

b. Schedule B of the Agreement will be deleted and replaced in its entirety with the version attached hereto.

SECTION 2 No Other Amendments; References to Agreements. Except as set forth in this Amendment, all other terms and provisions of the Agreement shall continue in full force and effect. All references to the Agreement in the Agreement or in any other document executed or delivered in connection therewith shall, from the date hereof, be deemed a reference to the Agreement as amended by this Amendment.

SECTION 3 Law; Construction. This Amendment and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Amendment (“Claim”), directly or indirectly, shall be governed by, and construed in accordance with, the internal laws of the State of New York.

SECTION 4 Submission to Jurisdiction. Except as set forth below, no Claim may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have jurisdiction over the adjudication of such matters, and the Company consents to the non-exclusive jurisdiction of such courts and personal service with respect thereto. The Company hereby consents to personal jurisdiction, service and venue in any court in which any Claim arising out of or in any way relating to this Amendment is brought by any third party against the Sales Agent or any indemnified party. Each of the Sales Agent and the Company (on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders and affiliates) waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Amendment. The Company agrees that a final judgment in any such action, proceeding or counterclaim brought in any such court shall be conclusive and binding upon the Company and may be enforced in any other courts in the jurisdiction of which the Company is or may be subject, by suit upon such judgment.

SECTION 5 Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Amendment by one party to the other may be made by facsimile or electronic transmission.

SECTION 6 Construction. The section and exhibit headings herein are for convenience only and shall not affect the construction hereof. References herein to any law, statute, ordinance, code, regulation, rule or other requirement of any governmental authority shall be deemed to refer to such law, statute, ordinance, code, regulation, rule or other requirement of any governmental authority as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder.

[Signature Page Follows]

If the foregoing correctly sets forth the understanding among the Company and the Sales Agent, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement among the Company and the Sales Agent.

Very truly yours,

CHIMERA INVESTMENT CORPORATION

By:	/s/ Subramaniam Viswanathan
Name: Subramaniam Viswanathan
Title: Chief Financial Officer

SIGNATURE PAGE

CHIMERA INVESTMENT CORPORATION – AMENDMENT NO. 1 TO DISTRIBUTION AGENCY AGREEMENT

ACCEPTED as of the date first-above written:

RBC CAPITAL MARKETS, LLC By: /s/ Saurabh Monga Name: Saurabh Monga Title: Managing Director

SIGNATURE PAGE

CHIMERA INVESTMENT CORPORATION – AMENDMENT NO. 1 TO DISTRIBUTION AGENCY AGREEMENT